UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 3)*
Complete Production Services, Inc.

(Name of the Issuer)
Common Stock, par value $.01 per share

(Title of Class of Securities)
20453E-10-9

(CUSIP Number)
February 12, 2010

(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐      Rule 13d-1(b)
☐      Rule 13d-1(c)
☑      Rule 13d-1(d)
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	20453E-10-9

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SCF-IV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,441,403

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		2,441,403

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,441,403

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	3.2%

12	TYPE OF REPORTING PERSON

	PN

CUSIP No.	20453E-10-9

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SCF-IV, G.P., LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,441,403

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		2,441,403

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,441,403

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	3.2%

12	TYPE OF REPORTING PERSON

	PN

CUSIP No.	20453E-10-9

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SCF-VI, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		681,432

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		681,432

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	681,432

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.9%

12	TYPE OF REPORTING PERSON

	PN

CUSIP No.	20453E-10-9

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SCF-VI, G.P., Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		681,432

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		681,432

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	681,432

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.9%

12	TYPE OF REPORTING PERSON

	PN

CUSIP No.	20453E-10-9

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON L.E. Simmons & Associates, Incorporated

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,178,745

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		3,178,745

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,178,745

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	4.1%

12	TYPE OF REPORTING PERSON

	CO

CUSIP No.	20453E-10-9

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON L.E. Simmons

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		1,175,142

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,018,100

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,175,142

WITH	8	SHARED DISPOSITIVE POWER

		4,018,100

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	5,193,242

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	6.8%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	20453E-10-9

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON LESFP, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Texas

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		839,355

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		839,355

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	839,355

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.1%

12	TYPE OF REPORTING PERSON

	PN

CUSIP No.	20453E-10-9

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON LESGP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Texas

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		839,355

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		839,355

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	839,355

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.1%

12	TYPE OF REPORTING PERSON

	OO

CUSIP No.	20453E-10-9

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON David C. Baldwin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		673,011

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		673,011

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	673,011

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.9%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	20453E-10-9

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Anthony F. DeLuca

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		231,916

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		231,916

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	231,916

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.3%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	20453E-10-9

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Andrew L. Waite

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		817,099

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		817,099

WITH	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	817,099

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.1%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	20453E-10-9

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON JWG Management, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Alberta, Canada

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		356,839

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		356,839

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	356,839

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.5%

12	TYPE OF REPORTING PERSON

	CO

CUSIP No.	20453E-10-9

1	NAMES OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON John H.W. Geddes

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Canada

	5	SOLE VOTING POWER

NUMBER OF		5,740

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		356,839

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		5,740

WITH	8	SHARED DISPOSITIVE POWER

		356,839

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	362,579

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.5%

12	TYPE OF REPORTING PERSON

	IN

Item 1.
(a) Name of Issuer: Complete Production Services, Inc.
(b) Address of Issuer’s Principal Executive Offices:          11700 Old Katy Road, Suite 300
 Houston, Texas 77079
Item 2.
(a) This Schedule is filed by: (i) L.E. Simmons, with respect to the shares of Common Stock directly owned by him, SCF-IV, L.P., SCF-VI, L.P., LESFP, Ltd. and L.E. Simmons & Associates, Incorporated; (ii) L.E. Simmons & Associates, Incorporated, with respect to the shares of Common Stock directly owned by it, SCF-IV, L.P. and SCF-VI, L.P.; (iii) SCF-IV, L.P., with respect to the shares of Common Stock directly owned by it; (iv) SCF-IV, G.P., LLC, with respect to the shares of Common Stock directly owned by SCF-IV, L.P.; (v) SCF-VI, L.P., with respect to the shares of Common Stock directly owned by it; (vi) SCF-VI, G.P., Limited Partnership, with respect to the shares of Common Stock directly owned by SCF-VI, L.P.; (vii) LESFP, Ltd., with respect to the shares of Common Stock directly owned by it; (viii) LESGP, LLC, with respect to the shares of Common Stock directly owned by LESFP, Ltd.; (ix) David C. Baldwin with respect to the shares of Common Stock directly owned by him; (x) Anthony F. DeLuca with respect to the shares of Common Stock directly owned by him; (xi) Andrew L. Waite with respect to the shares of Common Stock directly owned by him; (xii) John H.W. Geddes with respect to the shares of Common Stock directly owned by him and JWG Management, Ltd.; and (xiii) JWG Management, Ltd. with respect to the shares of Common Stock directly owned by it.
(b) The address of the principal business office of the parties referred to in paragraph (a) of this Item 2 is 600 Travis, Suite 6600, Houston, Texas 77002.
(c) L.E. Simmons, David C. Baldwin, Anthony F. DeLuca and Andrew Waite are United States citizens. John H.W. Geddes is a Canadian citizen. L.E. Simmons & Associates, Incorporated is a corporation organized under the laws of the State of Delaware. SCF-IV, L.P., SCF-VI, L.P., and SCF-VI, G.P., Limited Partnership are limited partnerships organized under the laws of the State of Delaware. SCF-IV, G.P., LLC is a limited liability company organized under the laws of the State of Delaware. LESFP, Ltd. is a limited partnership organized under the laws of the State of Texas. LESGP, LLC is a limited liability company organized under the laws of the State of Texas. JWG Management, Ltd. is a corporation organized under the laws of the province of Alberta, Canada.
(d) Title of Class of Securities: Common Stock
(e) CUSIP Number: 20453E-10-9
Item 3. If this statement is filed pursuant to §240.13d-1(b) or §240.13d-2(b) or (c), check whether the person filing is a:
(a)	☐ Broker or dealer registered under Section 15 of the Act.

(b)	☐ Bank as defined in section 3(a)(6) of the Act.

(c)	☐ Insurance company as defined in section 3(a)(19) of the Act.

(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940.

(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g)	☐ A parent holding company or control person in accordance with §240.13d-1(b)(ii)(G).

(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	☐ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

(j)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4. Ownership
A.	SCF-IV, L.P.
(a)	Amount Beneficially Owned[1]: 2,441,403

(b)	Percent of Class[1]: 3.2%[2]

(c)	Number of shares as to which the person has[1]:
(i)	sole power to vote or to direct the vote: 0

(ii)	shared power to vote or to direct the vote: 2,441,403

(iii)	sole power to dispose or to direct the disposition of: 0

(iv)	shared power to dispose or to direct the disposition of: 2,441,403
B.	SCF-IV, G.P., LLC[3]
(a)	Amount Beneficially Owned[1]: 2,441,403

(b)	Percent of Class[1]: 3.2%[2]

(c)	Number of shares as to which the person has[1]:
(i)	sole power to vote or to direct the vote: 0

(ii)	shared power to vote or to direct the vote: 2,441,403

(iii)	sole power to dispose or to direct the disposition of: 0

(iv)	shared power to dispose or to direct the disposition of: 2,441,403
C.	SCF-VI, L.P.
(a)	Amount Beneficially Owned[1]: 681,432

(b)	Percent of Class[1]: 0.9%[2]

(c)	Number of shares as to which the person has[1]:
(i)	sole power to vote or to direct the vote: 0

(ii)	shared power to vote or to direct the vote: 681,432

(iii)	sole power to dispose or to direct the disposition of: 0

(iv)	shared power to dispose or to direct the disposition of: 681,432
D.	SCF-VI, G.P., Limited Partnership[4]
(a)	Amount Beneficially Owned[1]: 681,432

(b)	Percent of Class[1]: 0.9%[2]

(c)	Number of shares as to which the person has[1]:

(i)	sole power to vote or to direct the vote: 0

(ii)	shared power to vote or to direct the vote: 681,432

(iii)	sole power to dispose or to direct the disposition of: 0

(iv)	shared power to dispose or to direct the disposition of: 681,432
E.	L.E. Simmons & Associates, Incorporated[5]
(a)	Amount Beneficially Owned[1]: 3,178,745

(b)	Percent of Class[1]: 4.1%[2]

(c)	Number of shares as to which the person has[1]:
(i)	sole power to vote or to direct the vote: 0

(ii)	shared power to vote or to direct the vote: 3,178,745

(iii)	sole power to dispose or to direct the disposition of: 0

(iv)	shared power to dispose or to direct the disposition of: 3,178,745
F.	L.E. Simmons[6]
(a)	Amount Beneficially Owned[1]: 5,193,242

(b)	Percent of Class[1]: 6.8%[2]

(c)	Number of shares as to which the person has[1]:
(i)	sole power to vote or to direct the vote: 1,175,142

(ii)	shared power to vote or to direct the vote: 4,018,100

(iii)	sole power to dispose or to direct the disposition of: 1,175,142

(iv)	shared power to dispose or to direct the disposition of: 4,018,100
G.	LESFP, Ltd.[7]
(a)	Amount Beneficially Owned[1]: 839,355

(b)	Percent of Class[1]: 1.1%[2]

(c)	Number of shares as to which the person has[1]:
(i)	sole power to vote or to direct the vote: 0

(ii)	shared power to vote or to direct the vote: 839,355

(iii)	sole power to dispose or to direct the disposition of: 0

(iv)	shared power to dispose or to direct the disposition of: 839,355

H.	LESGP, LLC[8]
(a)	Amount Beneficially Owned[1]: 839,355

(b)	Percent of Class[1]: 1.1%[2]

(c)	Number of shares as to which the person has[1]:
(i)	sole power to vote or to direct the vote: 0

(ii)	shared power to vote or to direct the vote: 839,355

(iii)	sole power to dispose or to direct the disposition of: 0

(iv)	shared power to dispose or to direct the disposition of: 839,355
I.	David C. Baldwin[9]
(a)	Amount Beneficially Owned[1]: 673,011

(b)	Percent of Class[1]: 0.9%[2]

(c)	Number of shares as to which the person has[1]:
(i)	sole power to vote or to direct the vote: 673,011

(ii)	shared power to vote or to direct the vote: 0

(iii)	sole power to dispose or to direct the disposition of: 673,011

(iv)	shared power to dispose or to direct the disposition of: 0
J.	Anthony F. DeLuca[10]
(a)	Amount Beneficially Owned[1]: 231,916

(b)	Percent of Class[1]: 0.3%[2]

(c)	Number of shares as to which the person has[1]:
(i)	sole power to vote or to direct the vote: 231,916

(ii)	shared power to vote or to direct the vote: 0

(iii)	sole power to dispose or to direct the disposition of: 231,916

(iv)	shared power to dispose or to direct the disposition of: 0
K.	Andrew L. Waite[11]
(a)	Amount Beneficially Owned[1]: 817,099

(b)	Percent of Class[1]: 1.1%[2]

(c)	Number of shares as to which the person has[1]:

(i)	sole power to vote or to direct the vote: 817,099

(ii)	shared power to vote or to direct the vote: 0

(iii)	sole power to dispose or to direct the disposition of: 817,099

(iv)	shared power to dispose or to direct the disposition of: 0
L.	JWG Management, Ltd.[12]
(a)	Amount Beneficially Owned[1]: 356,839

(b)	Percent of Class[1]: 0.5%[2]

(c)	Number of shares as to which the person has[1]:
(i)	sole power to vote or to direct the vote: 0

(ii)	shared power to vote or to direct the vote: 356,839

(iii)	sole power to dispose or to direct the disposition of: 0

(iv)	shared power to dispose or to direct the disposition of: 356,839
M.	John H.W. Geddes[13]
(a)	Amount Beneficially Owned[1]: 362,579

(b)	Percent of Class[1]: 0.5%[2]

(c)	Number of shares as to which the person has[1]:
(i)	sole power to vote or to direct the vote: 5,740

(ii)	shared power to vote or to direct the vote: 356,839

(iii)	sole power to dispose or to direct the disposition of: 5,740

(iv)	shared power to dispose or to direct the disposition of: 356,839

1.	As of February 8, 2010.

2.	For purposes of calculating the percentage ownership of the class of Common Stock, the number of shares outstanding of the Issuer’s Common Stock is 76,913,971 as of February 3, 2010.

3.	Includes 2,441,403 shares of Common Stock owned directly by SCF-IV, L.P. SCF-IV, G.P., LLC is the sole member of SCF-IV, L.P. and has the power to direct the affairs of SCF-IV, L.P., including decisions respecting the voting and disposition of the shares of Common Stock of Complete Production Services, Inc. held by SCF-IV, L.P.

4.	Includes 681,432 shares of Common Stock owned directly by SCF-VI, L.P. SCF-VI, G.P., Limited Partnership is the general partner of SCF-VI, L.P. and has the power to direct the affairs of SCF-VI, L.P., including decisions respecting the voting and disposition of the shares of Common Stock of Complete Production Services, Inc. held by SCF-VI, L.P.

5.	Includes 2,441,403 shares of Common Stock owned directly by SCF-IV, L.P., 681,432 shares of Common Stock owned directly by SCF-VI, L.P. and 55,910 shares of Common Stock owned directly by L.E. Simmons & Associates, Incorporated (all of which were received on December 21, 2007 in connection with (1) the distribution of shares from SCF-IV, L.P. to SCF-IV G.P., Limited Partnership, the then-general partner of SCF-IV, L.P., to redeem SCF-IV, G.P., Limited Partnership’s entire interest in SCF-IV, L.P. and (2) the subsequent distribution of shares from SCF-IV G.P., Limited Partnership to the partners in SCF-IV G.P., Limited Partnership). L.E. Simmons & Associates, Incorporated, the sole member and general partner, respectively, of SCF-IV, G.P., LLC and SCF-VI, G.P., Limited Partnership, has the power to direct the affairs of such entities, including decisions respecting the voting and disposition of the shares of Common Stock of Complete Production Services, Inc. held by SCF-IV, L.P. and SCF-VI, L.P. The 55,910 shares of Common Stock owned directly by L.E. Simmons & Associates, Incorporated are subject to an understanding pursuant to which L.E. Simmons & Associates, Incorporated has agreed not to dispose of such shares at a faster rate than SCF-IV, L.P. disposes of the shares owned directly by it. The parties to the understanding described above disclaim that the understanding constitutes the formation of a group.

6.	Includes 2,441,403 shares of Common Stock owned directly by SCF-IV, L.P., 681,432 shares of Common Stock owned directly by SCF-VI, L.P., 839,355 shares of Common Stock owned directly by LESFP, Ltd. (of which 674,605 were received on December 21, 2007 in connection with (1) the distribution of shares from SCF-IV, L.P. to SCF-IV G.P., Limited Partnership, the then-general partner of SCF-IV, L.P., to redeem SCF-IV, G.P., Limited Partnership’s entire interest in SCF-IV, L.P. and (2) the subsequent distribution of shares from SCF-IV G.P., Limited Partnership to the partners in SCF-IV G.P., Limited Partnership), 55,910 shares of Common Stock owned directly by L.E. Simmons & Associates, Incorporated (all of which were received on December 21, 2007 in connection with (1) the distribution of shares from SCF-IV, L.P. to SCF-IV G.P., Limited Partnership, the then-general partner of SCF-IV, L.P., to redeem SCF-IV, G.P., Limited Partnership’s entire interest in SCF-IV, L.P. and (2) the subsequent distribution of shares from SCF-IV G.P., Limited Partnership to the partners in SCF-IV G.P., Limited Partnership) and 1,175,142 shares of Common Stock owned directly by L.E. Simmons (of which 968,313 were received on December 21, 2007 in connection with (1) the distribution of shares from SCF-IV, L.P. to SCF-IV G.P., Limited Partnership, the then-general partner of SCF-IV, L.P., to redeem SCF-IV, G.P., Limited Partnership’s entire interest in SCF-IV, L.P. and (2) the subsequent distribution of shares from SCF-IV G.P., Limited Partnership to the partners in SCF-IV G.P., Limited Partnership). L.E. Simmons is the President and sole stockholder of L.E. Simmons & Associates, Incorporated and in that capacity may be deemed to beneficially own all of the securities of Complete Production Services, Inc. beneficially owned by L.E. Simmons & Associates, Incorporated. L.E. Simmons is the President and sole member of LESGP, LLC and in that capacity may be deemed to beneficially own all of the securities of Complete Production Services, Inc. beneficially owned by LESGP, LLC. 55,910 shares of Common Stock owned directly by L.E. Simmons & Associates, Incorporated, 674,605 of the 839,355 shares of Common Stock owned directly by LESFP, Ltd. and 968,313 of the 1,175,142 shares of Common Stock owned directly by L.E. Simmons are subject to an understanding pursuant to which L.E. Simmons & Associates, Incorporated, LESFP, Ltd., and L.E. Simmons have agreed not to dispose of such shares at a faster rate than SCF-IV, L.P. disposes of the shares owned directly by it. The parties to the understanding described above disclaim that the understanding constitutes the formation of a group.

7.	Includes 839,355 shares of Common Stock owned directly by LESFP, Ltd., of which 674,605 were received on December 21, 2007 in connection with (1) the distribution of shares from SCF-IV, L.P. to SCF-IV G.P., Limited Partnership, the then-general partner of SCF-IV, L.P., to redeem SCF-IV, G.P., Limited Partnership’s entire interest in SCF-IV, L.P. and (2) the subsequent distribution of shares from SCF-IV G.P., Limited Partnership to the partners in SCF-IV G.P., Limited Partnership. 674,605 of the 839,355 shares of Common Stock owned directly by LESFP, Ltd. are subject to an understanding pursuant to which LESFP, Ltd. has agreed not to dispose of such shares at a faster rate than SCF-IV, L.P. disposes of the shares owned directly by it. The parties to the understanding described above disclaim that the understanding constitutes the formation of a group.

8.	Includes 839,355 shares of Common Stock owned directly by LESFP, Ltd., of which 674,605 were received on December 21, 2007 in connection with (1) the distribution of shares from SCF-IV, L.P. to SCF-IV G.P., Limited Partnership, the then-general partner of SCF-IV, L.P., to redeem SCF-IV, G.P., Limited Partnership’s entire interest in SCF-IV, L.P. and (2) the subsequent distribution of shares from SCF-IV G.P., Limited Partnership to the partners in SCF-IV G.P., Limited Partnership. LESGP, LLC is the general partner of LESFP, Ltd. and has the power to direct the affairs of LESFP, Ltd., including decisions respecting the voting and disposition of the shares of Common Stock of Complete Production Services, Inc. held by LESFP, Ltd. 674,605 of the 839,355 shares of Common Stock owned directly by LESFP, Ltd. are subject to an understanding pursuant to which LESFP, Ltd. has agreed not to dispose of such shares at a faster rate than SCF-IV, L.P. disposes of the shares owned directly by it. The parties to the understanding described above disclaim that the understanding constitutes the formation of a group.

9.	Includes 673,011 shares of Common Stock owned directly by David C. Baldwin, of which 309,011 were received on December 21, 2007 in connection with (1) the distribution of shares from SCF-IV, L.P. to SCF-IV G.P., Limited Partnership, the then-general partner of SCF-IV, L.P., to redeem SCF-IV, G.P., Limited Partnership’s entire interest in SCF-IV, L.P. and (2) the subsequent distribution of shares from SCF-IV G.P., Limited Partnership to the partners in SCF-IV G.P., Limited Partnership. The 309,011 shares of Common Stock are subject to an understanding pursuant to which David C. Baldwin has agreed not to dispose of such shares at a faster rate than SCF-IV, L.P. disposes of the shares owned directly by it. The parties to the understanding described above disclaim that the understanding constitutes the formation of a group.

10.	Includes 231,916 shares of Common Stock owned directly by Anthony F. DeLuca, of which 224,440 were received on December 21, 2007 in connection with (1) the distribution of shares from SCF-IV, L.P. to SCF-IV G.P., Limited Partnership, the then-general partner of SCF-IV, L.P., to redeem SCF-IV, G.P., Limited Partnership’s entire interest in SCF-IV, L.P. and (2) the subsequent distribution of shares from SCF-IV G.P., Limited Partnership to the partners in SCF-IV G.P., Limited Partnership. The 224,440 shares of Common Stock are subject to an understanding pursuant to which Anthony F. DeLuca has agreed not to dispose of such shares at a faster rate than SCF-IV, L.P. disposes of the shares owned directly by it. The parties to the understanding described above disclaim that the understanding constitutes the formation of a group.

11.	Includes 817,099 shares of Common Stock owned directly by Andrew L. Waite, of which 446,300 were received on December 21, 2007 in connection with (1) the distribution of shares from SCF-IV, L.P. to SCF-IV G.P., Limited Partnership, the then-general partner of SCF-IV, L.P., to redeem SCF-IV, G.P., Limited Partnership’s entire interest in SCF-IV, L.P. and (2) the subsequent distribution of shares from SCF-IV G.P., Limited Partnership to the partners in SCF-IV G.P., Limited Partnership. The 446,300 shares of Common Stock are subject to an understanding pursuant to which Andrew L. Waite has agreed not to dispose of such shares at a faster rate than SCF-IV, L.P. disposes of the shares owned directly by it. The parties to the understanding described above disclaim that the understanding constitutes the formation of a group.

12.	Includes 356,839 shares of Common Stock owned directly by JWG Management, Ltd., of which 299,555 were received on December 21, 2007 in connection with (1) the distribution of shares from SCF-IV, L.P. to SCF-IV G.P., Limited Partnership, the then-general partner of SCF-IV, L.P., to redeem SCF-IV, G.P., Limited Partnership’s entire interest in SCF-IV, L.P. and (2) the subsequent distribution of shares from SCF-IV G.P., Limited Partnership to the partners in SCF-IV G.P., Limited Partnership. The 299,555 shares of Common Stock are subject to an understanding pursuant to which JWG Management, Ltd. has agreed not to dispose of such shares at a faster rate than SCF-IV, L.P. disposes of the shares owned directly by it. The parties to the understanding described above disclaim that the understanding constitutes the formation of a group.

13.	Includes 5,740 shares of Common Stock owned directly by John H.W. Geddes and 356,839 shares of Common Stock owned directly by JWG Management, Ltd., of which 299,555 were received on December 21, 2007 in connection with (1) the distribution of shares from SCF-IV, L.P. to SCF-IV G.P., Limited Partnership, the then-general partner of SCF-IV, L.P., to redeem SCF-IV, G.P., Limited Partnership’s entire interest in SCF-IV, L.P. and (2) the subsequent distribution of shares from SCF-IV G.P., Limited Partnership to the partners in SCF-IV G.P., Limited Partnership. 299,555 of the 356,839 shares of Common Stock owned directly by JWG Management, Ltd. are subject to an understanding pursuant to which JWG Management, Ltd. has agreed not to dispose of such shares at a faster rate than SCF-IV, L.P. disposes of the shares owned directly by it. The parties to the understanding described above disclaim that the understanding constitutes the formation of a group. John H.W. Geddes is President and sole stockholder of JWG Management, Ltd. and in that capacity may be deemed to beneficially own all of the securities of Complete Production Services, Inc. beneficially owned by JWG Management, Ltd.
Item 5. Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐
Item 6. Ownership of More than Five Percent on Behalf of Another Person
     Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
     Not applicable.
Item 8. Identification and Classification of Members of the Group
     Not applicable.
Item 9. Notice of Dissolution of Group
     Not applicable.

Item 10. Certification
     Not applicable.

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 12, 2010

SCF-IV, L.P.
By:	SCF-IV, G.P., LLC
	By:	L.E. Simmons & Associates, Incorporated

By:	/s/ Anthony F. DeLuca
Anthony F. DeLuca, Managing Director

SCF-IV, G.P., LLC
By:	L.E. Simmons & Associates, Incorporated

By:	/s/ Anthony F. DeLuca
Anthony F. DeLuca, Managing Director

SCF-VI, L.P.
By:	SCF-VI, G.P., Limited Partnership
	By:	L.E. Simmons & Associates, Incorporated

By:	/s/ Anthony F. DeLuca
Anthony F. DeLuca, Managing Director

SCF-VI, G.P., Limited Partnership
By:	L.E. Simmons & Associates, Incorporated

By:	/s/ Anthony F. DeLuca
Anthony F. DeLuca, Managing Director

L.E. Simmons & Associates, Incorporated

By:	/s/ Anthony F. DeLuca Anthony F. DeLuca, Managing Director

L.E. Simmons

* L.E. Simmons, individually

David C. Baldwin

*
David C. Baldwin, individually

Anthony F. DeLuca

/s/ Anthony F. DeLuca Anthony F. DeLuca, individually

Andrew L. Waite

* Andrew L. Waite, individually

John H.W. Geddes

* John H.W. Geddes, individually

JWG Management, Ltd.

By:	* John H.W. Geddes, President

LESFP, Ltd.

By:	LESGP, LLC

By:	*
L.E. Simmons, President

LESGP, LLC

By:	* L.E. Simmons, President

*By:	/s/ Anthony F. DeLuca Anthony F. DeLuca Pursuant to a Power of Attorney filed as Exhibit 2 to the Schedule 13G/A filed on February 10, 2009